EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158753 of Phazar Corp on form S-3 and Registration Statement No. 333-158798 on form S-8 of Phazar Corp. of our reports dated September 22, 2011, related to our audit of the consolidated financial statements of Phazar Corp. as of June 30, 2011, June 30, 2010 and May 31, 2010, and for the year ended June 30, 2011, one month period ended June 30, 2010 and year ended May 31, 2010, which report is included in the Annual Report on Form 10-K of Phazar Corp. for the year ended June 30, 2011.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

September 22, 2011